EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. ANNOUNCES APPOINTMENT OF
VINOD M. KHILNANI TO SERVE ON ITS BOARD OF DIRECTORS

MAYFIELD HEIGHTS, Ohio — February 3, 2009 — Brush Engineered Materials Inc. (NYSE:BW) announced today the appointment of Vinod M. Khilnani, age 56, to serve on its Board of Directors. Mr. Khilnani’s appointment expands the Brush Engineered Materials Inc. board to 11 members.

Mr. Khilnani is President and Chief Executive Officer of CTS Corporation, a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services to the automotive, computer, communications, medical, defense and aerospace, and industrial markets. CTS Corporation is based in Elkhart, Indiana and its common stock is traded on the New York Stock Exchange under the symbol “CTS”.

Mr. Khilnani joined CTS Corporation in 2001 as its Senior Vice President and Chief Financial Officer. In 2007, he was elected to President and Chief Executive Officer, and became a member of the Board of Directors of CTS Corporation.

He has more than 30 years of leadership experience in finance, strategy, mergers and acquisitions and operating roles based in the United States and Europe, including 18 years at Cummins Inc.

Mr. Khilnani received his Master’s degree in economics from Delhi University in 1973 and his MBA in Finance from the University of New York in 1977. He holds both a certified public accountant and certified management accountant designation.

Commenting on the appointment of Mr. Khilnani to the Board of Directors, Richard J. Hipple, Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc. stated, “Vinod is an excellent addition to our Board. His extensive experience throughout the global financial and manufacturing sectors will provide us with valuable insight and perspective as we continue to execute on our growth strategies.”

Brush Engineered Materials Inc. is headquartered in Mayfield Heights, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com